Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

(Amendment No.          )

Filed by the Registrant ☒
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a‑12

HILLENBRAND, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	Fee paid previously with preliminary materials

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2025

HILLENBRAND, INC.
(Exact name of registrant as specified in its charter)

Indiana	1-33794	26-1342272
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Batesville Boulevard
Batesville, Indiana	47006
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (812) 931-5000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. of Form 8-K):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, without par value	HI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

As previously reported, on October 14, 2025, Hillenbrand, Inc., an Indiana corporation (“Hillenbrand”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with LSF12 Helix Parent, LLC, a Delaware limited liability company (“Parent”), and LSF12 Helix Merger Sub, Inc., an Indiana corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into Hillenbrand (the “Merger”), with Hillenbrand surviving the Merger as a wholly owned subsidiary of Parent. Parent and Merger Sub are affiliates of Lone Star Fund XII, L.P. (“Lone Star”).

In connection with the Merger Agreement, Hillenbrand filed with the U.S. Securities and Exchange Commission (the “SEC”) a preliminary proxy statement on November 19, 2025, and a definitive proxy statement (the “Definitive Proxy Statement”) on December 1, 2025. The Definitive Proxy Statement was first mailed to Hillenbrand shareholders on or about December 1, 2025.

As of December 23, 2025, two complaints have been filed in New York State court by purported shareholders of Hillenbrand in connection with the Merger: Grant v. Hillenbrand, Inc., et al., No. 656449/2025 (filed on December 11, 2025), and Kent v. Hillenbrand, Inc., et al., No. 656455/2025 (filed on December 12, 2025). The complaints generally allege that the Definitive Proxy Statement includes false and misleading information and/or fails to disclose allegedly material information in violation of New York state law. The complaints seek, among other things, to enjoin Hillenbrand from consummating the Merger or, in the alternative, rescissory damages, and an award of attorneys’ fees. In addition to these complaints, Hillenbrand has also received demands from purported shareholders alleging similar deficiencies and seeking supplemental disclosures (together with the complaints, the “Actions”).

Hillenbrand believes that the claims asserted in the Actions are without merit and that no additional disclosures were or are required under applicable law. However, to moot the unmeritorious disclosure claims, to avoid the risk of the actions described above delaying or adversely affecting the Merger and to minimize the costs, risks and uncertainties inherent in litigation, without admitting any liability or wrongdoing, Hillenbrand has determined to make voluntarily the supplemental disclosures in this Current Report on Form 8-K. Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the supplemental disclosures herein. To the contrary, Hillenbrand specifically denies all allegations in the Actions that any additional disclosure was or is required.

It is possible that additional, similar allegations may be made or the complaints described above may be amended. Hillenbrand does not intend to announce the filing of each additional, similar claim or any amended complaint.

Supplemental Disclosures

The following supplemental disclosures (the “Supplemental Disclosures”) should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Defined terms used in the Supplemental Disclosures that are not defined herein have the meanings set forth in the Definitive Proxy Statement. All page references in the Supplemental Disclosures are to pages in the Definitive Proxy Statement. Paragraph references in the Supplemental Disclosures refer to paragraphs in the Definitive Proxy Statement before any additions or deletions resulting from the Supplemental Disclosures. The information herein speaks only as of December 23, 2025, unless (and then only to the extent) the information indicates another date applies. For clarity, new text within restated portions of the Definitive Proxy Statement is indicated by bold typeface and underlining, and deleted passages are indicated by ~~bold strikethrough text~~.

1.
The disclosure in the section of the Definitive Proxy Statement entitled “Proposal 1: Approval of the Merger Agreement—Background of the Merger” is amended by modifying the eighth paragraph beginning on page 27 to read in its entirety as follows:

Between August 13, 2025 and August 14, 2025, Hillenbrand received written preliminary non-binding proposals for an acquisition of Hillenbrand from Lone Star and three other financial sponsors: “Bidder A,” “Bidder B” and “Bidder C.” Lone Star proposed a per-share acquisition price of $34, and the proposal contemplated an incentive equity plan. Bidder A’s proposal included a range of potential per-share acquisition prices from $28 to $32. Bidder B proposed a per-share acquisition price of $32.50. Bidder C’s proposal included a range of potential per-share acquisition prices from $23 to $26. Hillenbrand also received an oral indication of interest from a financial sponsor that contemplated a per-share acquisition price of $25.

2.
The disclosure in the section of the Definitive Proxy Statement entitled “Proposal 1: Approval of the Merger Agreement—Background of the Merger” is amended by modifying the seventh paragraph on page 29 to read in its entirety as follows:

On September 29, 2025, Lone Star submitted a formal, non-binding, proposal to acquire Hillenbrand at a price of $31 per share, which formal proposal noted that the decrease in price from Lone Star’s August 13 bid was due to additional information received during due diligence. Lone Star’s formal proposal stated that its terms and conditions were as set forth in Lone Star’s September 22 comments on the draft merger agreement, which included a provision that prohibited Hillenbrand from paying any dividends during the interim period between signing and closing. Lone Star’s proposal also included initial drafts of the equity commitment letter and limited guarantee contemplated by the draft merger agreement and documents related to the debt financing of its proposed acquisition of Hillenbrand. The proposal further expressed that Lone Star would look forward to partnering with management, including through Lone Star’s contemplated incentive equity plan.

3.
The disclosure in the section of the Definitive Proxy Statement entitled “Proposal 1: Approval of the Merger Agreement—Opinion of Hillenbrand’s Financial Advisor—Summary of Evercore’s Financial Analyses—Discounted Cash Flow Analysis” on page 38 is amended to read in its entirety as follows:

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of Hillenbrand to calculate the estimated present value of the standalone unlevered, after-tax free cash flows, defined as net operating profit after tax, plus depreciation and amortization, less changes in net working capital and capital expenditures, that Hillenbrand was forecasted to generate during Hillenbrand’s fiscal years 2026 through 2030 based on the Forecasts. Evercore calculated terminal values for Hillenbrand by applying perpetuity growth rates of 2.0% to 4.0%, which range was selected based on Evercore’s professional judgment and experience, to a terminal year estimate of the unlevered, after-tax free cash flows of approximately $387 million that Hillenbrand was forecasted to generate based on the Forecasts, which assumed a terminal adjusted EBITDA margin of 18.5%. The cash flows and terminal values in each case were then discounted to present value as of September 30, 2025, using discount rates ranging from 10.5% to 12.5%, which were based on the mid-year cash flow discounting convention and an estimate of Hillenbrand’s weighted average cost of capital ~~and the mid-year cash flow discounting convention~~based on Evercore’s application of the capital asset pricing model and factors Evercore deemed relevant in its professional judgment and experience. Based on the range of implied enterprise values, Hillenbrand’s estimated net debt (calculated as total debt less cash and cash equivalents (excluding restricted cash)), after-tax unfunded pension liability, and non-controlling interests as of September 30, 2025 (“Net Debt & Other”) of $1,465 million, the present value of tax savings from Hillenbrand’s estimated usage of aggregate federal net operating losses provided by Hillenbrand’s management, and the number of fully diluted shares of Hillenbrand common stock of approximately 72 million as of October 10, 2025, in each case as provided by Hillenbrand’s management, this analysis indicated a range of implied equity values per share of Hillenbrand common stock, rounded to the nearest $0.05, of $28.55 to $53.20, compared to the Merger Consideration of $32.00 per share of Hillenbrand common stock.

4.
The disclosure in the section of the Definitive Proxy Statement entitled “Proposal 1: Approval of the Merger Agreement—Opinion of Hillenbrand’s Financial Advisor—Summary of Evercore’s Financial Analyses—Selected Public Company Trading Analysis” beginning on page 38 is amended to read in its entirety as follows:

Selected Public Company Trading Analysis

Evercore reviewed certain financial information of Hillenbrand and compared such financial information to corresponding financial multiples and ratios for the following selected publicly traded companies in the process equipment industry (the “Selected Public Process Equipment Companies”)~~:~~ listed in the table below.

~~•~~	~~Alfa Laval AB~~

~~•~~	~~Dover Corporation~~

~~•~~	~~GEA Group Aktiengesellschaft~~

~~•~~	~~JBT Corporation~~

~~•~~	~~Kadant Inc.~~

~~•~~	~~Krones Aktiengesellschaft~~

~~•~~	~~The Middleby Corporation~~

Evercore also reviewed certain financial multiples and ratios of Hillenbrand and compared them to corresponding financial multiples and ratios for the selected publicly traded industrial companies with financial characteristics comparable to those of Hillenbrand (the “Selected Public Financial Characteristics Companies” and, together with the Selected Public Process Equipment Companies, the “Selected Companies”)~~:~~ listed in the table below.

~~•~~	~~Helios Technologies, Inc.~~

~~•~~	~~Kennametal Inc.~~

~~•~~	~~Sulzer Ltd.~~

~~•~~	~~The Timken Company~~

~~•~~	~~Valmet Oyj~~

For each of the Selected Companies, Evercore calculated total enterprise value (defined as equity market capitalization plus total debt, plus preferred equity and minority interest, plus after-tax unfunded pension liabilities and other post-employment benefit obligations, less investments in affiliates, less cash and cash equivalents (“TEV”)) as a multiple of estimated next-twelve-months earnings before interest, taxes, depreciation and amortization but burdened with stock-based compensation expense (“NTM Adjusted EBITDA,” and such multiple, “TEV / NTM Adjusted EBITDA”) based on closing share prices as of October 10, 2025. Estimated financial data of the Selected Companies were based on publicly available research analysts’ estimates.

This analysis indicated the following:

~~TEV / NTM Adjusted EBITDA~~	~~High~~	~~Low~~	~~Median~~
~~Selected Public Process Equipment Companies~~	~~15.0x~~	~~6.6x~~	~~12.2x~~
~~Selected Public Financial Characteristics Companies~~	~~11.7x~~	~~7.2x~~	~~8.2x~~

	Company	TEV / NTM Adjusted EBITDA
Selected Public Process Equipment Companies	Alfa Laval AB	13.8x
	Dover Corporation	12.2x
	GEA Group Aktiengesellschaft	11.8x
	JBT Corporation	13.9x
	Kadant Inc.	15.0x
	Krones Aktiengesellschaft	6.6x
	The Middleby Corporation	10.5x
Selected Public Financial Characteristics Companies	Helios Technologies, Inc.	11.7x
	Kennametal Inc.	7.2x
	Sulzer Ltd.	8.2x
	The Timken Company	8.5x
	Valmet Oyj	7.9x

Based on the multiples it derived for the Selected Companies and based on its professional judgment and experience, Evercore applied a TEV / NTM Adjusted EBITDA multiple reference range of 8.5x to 11.5x to Hillenbrand’s fiscal year 2026 Adjusted EBITDA based on the Forecasts. Based on this range of implied TEVs and Hillenbrand’s Net Debt & Other of $1,465 million and the number of fully diluted shares of Hillenbrand common stock of approximately 72 million as of October 10, 2025, in each case as provided by Hillenbrand’s management, this analysis indicated a range of implied equity values per share of Hillenbrand common stock, rounded to the nearest $0.05, of $25.85 to $42.15, compared to the Merger Consideration of $32.00 per share of Hillenbrand common stock.

Although none of the Selected Companies is directly comparable to Hillenbrand, Evercore selected these companies because they are publicly traded process equipment companies or publicly traded industrial companies with financial characteristics comparable to those of Hillenbrand that Evercore, in its professional judgment and experience, considered generally relevant to Hillenbrand for purposes of Evercore’s financial analyses. In evaluating the Selected Companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the Selected Companies and other matters, as well as differences in the Selected Companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the Selected Companies and the multiples derived from the Selected Companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the Selected Companies.

5.
The disclosure in the section of the Definitive Proxy Statement entitled “Proposal 1: Approval of the Merger Agreement—Opinion of Hillenbrand’s Financial Advisor—Summary of Evercore’s Financial Analyses—Selected Transactions Analysis” beginning on page 39 is amended to read in its entirety as follows:

Selected Transactions Analysis

Evercore reviewed financial information related to selected transactions involving target companies in the industrial capital goods industry announced since 2012 (the “Selected Transactions”) listed in the table below.~~The Selected Transactions, and the month and year each was announced, were as follows:~~

For each Selected Transaction, Evercore calculated the implied TEV as a multiple of last twelve-month adjusted EBITDA for the target company at the time of the announcement of the applicable transaction (“LTM Adjusted EBITDA”) or as a multiple of the adjusted EBITDA figures that were either publicly available, obtained from the acquirer’s investor presentation from the applicable transaction, or otherwise best reflected the recent earnings performance of the target company. Estimated financial data of the Selected Transactions were based on publicly available information at the time of announcement of the relevant transaction.

This analysis indicated the following:

Month and Year Announced	Acquiror	Target	TEV / Adjusted EBITDA
October 2024	Affiliates of Apollo Global Management, Inc.	Barnes Group Inc.	11.9x
January 2024	JBT Corporation	Marel hf.	15.2x
June 2023	Affiliates of KKR & Co. Inc.	CIRCOR International, Inc.	13.2x
May 2023	Hillenbrand, Inc.	Schenck Process Food and Performance Materials	10.7x
November 2022	Chart Industries, Inc.	Howden Group Holdings Ltd.	12.9x
December 2021	Affiliates of Lone Star Fund XI, L.P.	SPX FLOW, Inc.	16.9x
July 2019	Hillenbrand, Inc.	Milacron Holdings Corp.	10.4x
May 2019	KPS Capital Partners, LP	Howden Group Holdings Ltd.	9.0x
December 2017	Crown Holdings, Inc.	Signode Industrial Group Holdings (Bermuda) Ltd.	10.2x
January~~,~~ 2016	China National Chemical Corporation Ltd.	KraussMaffei Group GmbH	7.3x
March~~,~~ 2013	Affiliates of KKR & Co. Inc.	Gardner Denver, Inc.	8.4x
February~~,~~ 2013	Milacron LLC	Mold-Masters Limited	11.9x
October~~,~~ 2012	Hillenbrand, Inc.	Coperion Capital GmbH	9.0x
September~~,~~ 2012	Onex Corporation	KraussMaffei Group GmbH	5.7x

~~For each selected transaction, Evercore calculated the implied TEV as a multiple of last twelve-month adjusted EBITDA for the target company at the time of the announcement of the applicable transaction (“LTM Adjusted EBITDA”) or as a multiple of the adjusted EBITDA figures that were either publicly available, obtained from the acquirer’s investor presentation from the applicable transaction, or otherwise best reflected the recent earnings performance of the target company. Estimated financial data of the Selected Transactions were based on publicly available information at the time of announcement of the relevant transaction.~~

~~This analysis indicated the following:~~

~~Benchmark~~	~~High~~	~~Low~~	~~Mean~~	~~Median~~
~~LTM Adjusted EBITDA~~	~~16.9x~~	~~5.7x~~	~~10.9x~~	~~10.6x~~

Based on the multiples it derived from the Selected Transactions and based on its professional judgment and experience, Evercore selected a reference range of TEV to LTM Adjusted EBITDA multiples of 10.0x to 12.0x and applied this range of multiples to Hillenbrand’s fiscal year 2025 adjusted EBITDA, based on the financial results provided by Hillenbrand’s management. Based on the resulting range of implied TEVs, Hillenbrand’s Net Debt & Other of $1,465 million, and the number of fully diluted shares of Hillenbrand common stock of approximately 72 million as of October 10, 2025, in each case as provided by Hillenbrand’s management, this analysis indicated a range of implied equity values per share of Hillenbrand common stock, rounded to the nearest $0.05, of $29.10 to $39.00, compared to the Merger Consideration of $32.00 per share of Hillenbrand common stock.

Although none of the target companies or businesses reviewed in the selected transactions analysis is directly comparable to Hillenbrand, and none of the Selected Transactions is directly comparable to the Merger, Evercore selected these transactions because they involve companies or businesses that Evercore, in its professional judgment and experience, considered generally relevant to Hillenbrand for purposes of its financial analyses. In evaluating the Selected Transactions, Evercore made judgments and assumptions with regard to general business, economic and market conditions and other factors existing at the time of the Selected Transactions and other matters, as well as differences in financial, business and operating characteristics and other factors relevant to the target companies or businesses in the Selected Transactions. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the target companies or businesses in the Selected Transactions and the multiples derived from the Selected Transactions. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the Selected Transactions.

6.
The disclosure in the section of the Definitive Proxy Statement entitled “Proposal 1: Approval of the Merger Agreement—Opinion of Hillenbrand’s Financial Advisor—Other Factors—Illustrative Present Value of Future Share Price” on page 41 is amended to read in its entirety as follows:

Illustrative Present Value of Future Share Price

Evercore performed an illustrative analysis of the implied present value of the future price per share of Hillenbrand common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of that company’s estimated NTM Adjusted EBITDA and its assumed future TEV / NTM Adjusted EBITDA multiple.

In calculating the implied present value of the future price per share of Hillenbrand common stock, Evercore first calculated the implied future price per share of Hillenbrand common stock by multiplying the estimated fiscal year 2028 adjusted EBITDA based on the Forecasts by an illustrative TEV / NTM Adjusted EBITDA multiple range of 7.5x to 9.5x, which was selected based on Evercore’s professional judgment and experience, to derive an implied future TEV reference range for Hillenbrand as of September 30, 2027. Based on this range of implied TEVs, Hillenbrand’s estimated Net Debt & Other of $1,465 million, and the number of fully diluted shares of Hillenbrand common stock projected to be 72.1 million as of September 30, 2027, based on the Forecasts, Evercore calculated a reference range of implied future equity values for Hillenbrand. Evercore then discounted the implied share price back to October 10, 2025, using discount rates ranging from 13.0% to 15.0%, which were based on an estimate of Hillenbrand’s cost of equity based on Evercore’s application of the capital asset pricing model and factors that Evercore deemed relevant in its professional judgment and experience. This analysis indicated a range of implied equity values per share of Hillenbrand common stock, rounded to the nearest $0.05, of $33.35 to $46.95, compared to the Merger Consideration of $32.00 per share of Hillenbrand common stock.

7.
The disclosure in the section of the Definitive Proxy Statement entitled “Proposal 1: Approval of the Merger Agreement—Certain Financial Projections” is amended by modifying the sixth paragraph beginning on page 44 as follows:

The following summary of the Financial Projections sets forth the net revenue, adjusted EBITDA, adjusted EBITDA margin and unlevered free cash flow of Hillenbrand reflected in the Financial Projections for the fiscal years indicated, with dollars in millions:

	2026E	2027E	2028E	2029E	2030E
Net Revenue	$2,425	$2,654	$2,913	$3,076	$3,262
Adjusted EBITDA(1)	$391	$472	$573	$627	$689
Adjusted EBITDA margin(2)	16.1%	17.8%	19.7%	20.4%	21.1%
Taxes	$102	$125	$154	$169	$186
Capital expenditures	$42	$45	$48	$50	$53
Change in net working capital	$(18)	$36	$(10)	$(5)	$(7)
Unlevered free cash flow(3)	$230	$338	$362	$403	$443
______________________
(1)
Adjusted EBITDA, a non-GAAP financial measure, refers to net income plus net interest expense, income tax expense, depreciation and amortization, excluding business acquisition, divestiture and integration costs and restructuring and restructuring-related charges.

(2)	Adjusted EBITDA margin, a non-GAAP financial measure, represents adjusted EBITDA as a percentage of net revenue.

(3)	Unlevered free cash flow, a non-GAAP financial measure, refers to Adjusted EBITDA, less taxes and capital expenditures, plus/minus the change in net working capital.

Forward-Looking Statements

This report includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as contrasted with historical information. Forward-looking statements are based on assumptions that Hillenbrand believes are reasonable, but by their very nature are subject to a wide range of risks. If Hillenbrand’s assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections. The following list, though not exhaustive, contains words that could indicate a forward‑looking statement:

intend	believe	plan	expect	may	goal	would
project	position	future	outlook	become	pursue	estimate
will	forecast	continue	could	anticipate	remain	likely
target	encourage	promise	improve	progress	potential	should
impact	strategy	assume

Forward-looking statements are not guarantees of future performance, and Hillenbrand’s actual results could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond Hillenbrand’s control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to the risk that the Merger may not be consummated in a timely manner or at all; the possible inability of the parties to the Merger Agreement to obtain the required regulatory approvals for the Merger and to satisfy the other conditions to the closing of the Merger, including approval of the Merger Agreement by Hillenbrand’s shareholders, on a timely basis or at all; the possible occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the risk that the Merger Agreement may be terminated in circumstances that require Hillenbrand to pay a termination fee; the risk that the relevant affiliates of Lone Star fail to obtain on a timely basis or at all the financing necessary to complete the Merger; potential litigation relating to the Merger and the outcome of any such litigation; the potential adverse impact on Hillenbrand of contractual restrictions under the Merger Agreement that limit Hillenbrand’s ability to pursue business opportunities or strategic transactions; risks relating to significant transaction costs associated with the Merger and the possibility that the Merger may be more expensive to complete than anticipated; competitors’ responses to the Merger; global market and economic conditions, including those related to the continued volatility in the financial markets, including as a result of the United States (“U.S.”) administration’s imposition of tariffs and changing trade policies; the risk of business disruptions associated with information technology, cyber-attacks, or catastrophic losses affecting infrastructure; increasing competition for highly skilled and talented workers, as well as labor shortages; closures or slowdowns and changes in labor costs and labor difficulties; uncertainty related to environmental regulation and industry standards, as well as physical risks of climate change; increased costs, poor quality, or unavailability of raw materials or certain outsourced services and supply chain disruptions; economic and financial conditions including volatility in interest and exchange rates, commodity and equity prices and the value of financial assets; uncertainty in U.S. global trade policy and risks with governmental instability in certain parts of the world; Hillenbrand’s level of international sales and operations; negative effects of acquisitions, including the Schenck Process Food and Performance Materials business and Linxis Group SAS acquisitions, on Hillenbrand’s business, financial condition, results of operations and financial performance; competition in the industries in which Hillenbrand operates, including on price; cyclical demand for industrial capital goods; the ability to recognize the benefits of any acquisition or divestiture including the Milacron injection molding and extrusion business sale (the “Disposition”), including potential synergies and cost savings or the failure of Hillenbrand or any acquired company, or the Disposition, to achieve its plans and objectives generally; any strategic and operational initiatives implemented by the parties to the Disposition after the consummation of the Disposition; potential adverse effects of the announcement or results of the Disposition or the announcement or pendency of the Merger, or any failure to complete the Merger, on the market price of Hillenbrand common stock or on the ability of Hillenbrand to develop and maintain relationships with its personnel and customers, suppliers and others with whom it does business or otherwise on Hillenbrand’s business, financial condition, results of operations and financial performance; risks related to diversion of management’s attention from Hillenbrand’s ongoing business operations due to the Disposition or the Merger; impairment charges to goodwill and other identifiable intangible assets; impacts of decreases in demand or changes in technological advances, laws, or regulation on the net revenues that we derive from the plastics industry; the impact to Hillenbrand’s effective tax rate of changes in the mix of earnings or in tax laws and certain other tax-related matters; exposure to tax uncertainties and audits; involvement in claims, lawsuits, and governmental proceedings related to operations; uncertainty in the U.S. political and regulatory environment; adverse foreign currency fluctuations; and labor disruptions.

Shareholders, potential investors, and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussion under the heading “Risk Factors” in Part I, Item 1A of Hillenbrand’s Annual Report on Form 10-K for the year ended September 30, 2025, filed with the SEC on November 19, 2025, and other risks and uncertainties detailed in Hillenbrand’s filings with the SEC from time to time. Any forward-looking statement in this report is based only on information currently available to Hillenbrand and speaks only as of the date on which it is made. Hillenbrand undertakes no obligation to publicly update or revise any forward-looking statement, whether written or oral, to reflect new information or future developments or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2025	HILLENBRAND, INC.

	By:	/s/ Nicholas R. Farrell
Nicholas R. Farrell
Senior Vice President, General Counsel, and Secretary